MORGAN STANLEY
                                                           SPECTRUM SERIES





        October 2008
        Monthly Report

This Monthly Report supplements the Spectrum Funds' Prospectus dated May 1, 2008 and the Prospectus Supplement dated September 17, 2008.








                                                       Issued: November 28, 2008

 MORGAN STANLEY

SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

             1991   1992     1993   1994   1995  1996  1997   1998  1999   2000  2001   2002  2003   2004  2005   2006  2007
FUND           %      %        %      %      %     %     %      %     %      %     %      %     %      %     %      %     %
------------------------------------------------------------------------------------------------------------------------------
Spectrum
Currency..... --     --       --     --     --    --     --    --    --    11.7  11.1   12.2  12.4   (8.0)(18.3)  (3.4) (13.5)
                                                                         (6 mos.)
------------------------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced..... --     --       --  (1.7)   22.8  (3.6) 18.2   16.4   0.8    0.9  (0.3) (10.1)  6.2   (5.6)  4.2    2.4    0.2
                                 (2 mos.)
------------------------------------------------------------------------------------------------------------------------------
Spectrum
Select..... 31.2   (14.4)    41.6 (5.1)   23.6   5.3   6.2   14.2  (7.6)   7.1   1.7   15.4   9.6   (4.7) (5.0)   5.9    7.5
          (5 mos.)
------------------------------------------------------------------------------------------------------------------------------
Spectrum
Strategic.....--     --       --   0.1    10.5  (3.5)  0.4    7.8  37.2  (33.1) (0.6)   9.4  24.0    1.7  (2.6)  20.9    5.0
                                 (2 mos.)
------------------------------------------------------------------------------------------------------------------------------
Spectrum
Technical.....--     --      --   (2.2)   17.6  18.3   7.5   10.2  (7.5)   7.8  (7.2)  23.3  23.0    4.4  (5.4)   5.4  (14.2)
                                 (2 mos.)
------------------------------------------------------------------------------------------------------------------------------
                     INCEPTION-  COMPOUND
                      TO-DATE   ANNUALIZED
             2008      RETURN      RETURN
FUND           %      %         %
-------------------------------------------
Spectrum
Currency.....  12.7      10.9      1.2
            (10 mos.)
-------------------------------------------
Spectrum
Global
Balanced.....   5.2      64.5      3.6
            (10 mos.)
-------------------------------------------
Spectrum
Select.....    25.3     291.5      8.2
            (10 mos.)
-------------------------------------------
Spectrum
Strategic..... (0.6)     79.0      4.2
            (10 mos.)
-------------------------------------------
Spectrum
Technical.....  6.4     115.1      5.6
            (10 mos.)
-------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 522 Fifth Avenue, 13th Floor
 New York, NY 10036
 Telephone (212) 296-1999

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
OCTOBER 2008


Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of October 31, 2008 was as follows:

FUND                         N.A.V.          % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $11.09                 9.94%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $16.45                12.77%
--------------------------------------------------------------------------------
Spectrum Select             $39.15                11.61%
--------------------------------------------------------------------------------
Spectrum Strategic          $17.90                 4.45%
--------------------------------------------------------------------------------
Spectrum Technical          $21.51                 5.65%
--------------------------------------------------------------------------------


   Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
   AFTER THE NOVEMBER 30, 2008 MONTHLY CLOSE, DEMETER MANAGEMENT CORPORATION WILL NO LONGER OFFER FOR PURCHASE OR EXCHANGE UNITS OF LIMITED PARTNERSHIP INTEREST IN SPECTRUM CURRENCY, SPECTRUM GLOBAL BALANCED, SPECTRUM SELECT, SPECTRUM STRATEGIC, AND SPECTRUM TECHNICAL. FOR MORE INFORMATION, PLEASE CONTACT YOUR FINANCIAL ADVISOR AND REFER TO YOUR MORGAN STANLEY SPECTRUM SERIES SUPPLEMENT DATED SEPTEMBER 17, 2008.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,

/s/ Walter J. Davis
-------------------
Walter J. Davis

Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

                      [This page intentionally left blank]

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

            [Data below represents a bar chart in the printed piece]

Morgan Stanley Spectrum Currency L.P.

                    Month ended           YTD ended
                 October 31, 2008      October 31, 2008
                 ----------------      ----------------
Australian dollar         2.4               4.03
British pound            0.78               0.27
Euro                     0.42               2.91
Japanese yen             1.99               1.57
Swiss franc             -0.17               0.08
Minor Currencies         5.08              11.46

    Note: Reflects trading results only and does not include fees or interest income.

          Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, Swedish krona, Czech koruna, Chilean peso, Russian ruble, and Taiwan dollar.

During the month, the Fund recorded gains from short positions in the Australian dollar, South African rand, Mexican peso, British pound, and euro versus the U.S. dollar. Additional gains were experienced from long positions in the Japanese yen versus the U.S. dollar. A portion of these gains was offset by losses incurred from both short and long positions in the Canadian dollar and Swiss franc versus the U.S. dollar.

Short positions in the Australian dollar, South African rand, Mexican peso, British pound, and euro versus the U.S. dollar resulted in gains as the value of the U.S. dollar moved higher against most of its rivals in tandem with U.S. dollar-denominated treasuries amid a "flight-to-quality" due to the deepening credit crisis and global financial market turmoil. Additional gains were recorded from long positions in the Japanese yen versus the U.S. dollar as the value of the Japanese yen increased relative to the U.S. dollar after mounting fears of a global economic recession prompted investors to sell higher-yielding assets funded by loans in Japan.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Short and long positions in the Canadian dollar and Swiss franc versus the U.S. dollar resulted in losses as the value of these currencies moved without consistent direction relative to the U.S. dollar due to conflicting economic data out of Canada and Switzerland.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------


            [Data below represents a bar chart in the printed piece]

Morgan Stanley Spectrum Global Balanced L.P.

                    Month ended           YTD ended
                 October 31, 2008      October 31, 2008
                 ----------------      ----------------
Currencies                 3.62              1.73
Global Interest Rates      1.01              -0.8
Global Stock Indices        1.5             -0.58
Energies                    2.2              3.83
Metals                     2.64              3.69
Agriculturals              2.67              3.98

      Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the currency, agricultural, metal, energy, global stock index, and global interest rate sectors.

The most significant gains were achieved within the currency sector from short positions in the Australian dollar, euro, and South African rand versus the U.S. dollar as the value of the U.S. dollar moved higher against most of its rivals in tandem with U.S. dollar-denominated treasuries amid a "flight-to-quality" due to the deepening credit crisis and global financial market turmoil. Additional gains were experienced from long positions in the Japanese yen versus the U.S. dollar and Swiss franc as the value of the Japanese yen increased relative to these currencies after mounting fears of a global economic recession prompted investors to sell higher-yielding assets funded by loans in Japan.

Within the agricultural markets, gains were experienced from short positions in wheat futures as prices declined amid rising inventories and growing concerns that slowing global economic growth may erode demand. Elsewhere, futures prices for lean hogs, live cattle, cotton, and coffee fell amid a rise in the value of the U.S. dollar and concerns that slowing economies may curb demand for these commodities.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Additional gains were experienced within the metals markets from short futures positions in nickel, aluminum, copper, zinc, and tin as prices declined due to rising inventories, weaker-than-expected U.S. and European economic data, and news that China's economy expanded at the slowest pace in five years, thereby fueling speculation that a slowing global economy may erode demand for base metals. Elsewhere, additional gains were recorded from short positions in silver and platinum futures as prices continued to trend lower due to a rise in the value of the U.S. dollar.

Gains were also recorded in the energy markets from short futures positions in crude oil and its related products as prices decreased after the International Energy Agency cut its forecast for global oil demand next year as the financial crisis threatens to slash energy usage. Meanwhile, gains were experienced from short positions in natural gas futures as prices dropped due to rising domestic supplies and mild weather throughout the U.S.

Within the global stock index sector, short positions in Pacific Rim, European, Canadian, and U.S. equity index futures resulted in gains as prices moved lower amid fears of additional bank failures and concerns that efforts by central banks and governments around the world to support the banking system may not prevent a global recession.

Lastly, gains were achieved within the global interest rate sector from long positions in European and Australian fixed-income futures as prices increased after the European Central Bank and Reserve Bank of Australia cut interest rates in an effort to alleviate the global credit crisis and spur economic growth.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

            [Data below represents a bar chart in the printed piece]

Morgan Stanley Spectrum Select L.P.

                         Month ended           YTD ended
                      October 31, 2008      October 31, 2008
                      ----------------      ----------------
Currencies                  2.89                   2.67
Global Interest Rates       0.66                   3.43
Global Stock Indices        3.47                   9.37
Energies                    2.06                   9.09
Metals                      2.22                   3.1
Agriculturals               1.75                   5.52

      Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund recorded gains across the global stock index, currency, metals, energy, agricultural, and global interest rate sectors.

Within the global stock index sector, short positions in U.S., European, and Pacific Rim equity index futures resulted in gains as prices moved lower amid fears of additional bank failures and concerns that efforts by central banks and governments around the world to support the banking system may not prevent a global recession.

Within the currency sector, long positions in the Japanese yen versus the U.S. dollar and British pound experienced gains as the value of the Japanese yen increased relative to these currencies after mounting fears of a global economic recession prompted investors to sell higher-yielding assets funded by loans in Japan. Additional gains were recorded from short positions in the euro, British pound, and Mexican peso versus the U.S. dollar as the value of the U.S. dollar moved higher against most of its rivals in tandem with U.S. dollar-denominated treasuries amid a "flight-to-quality" due to the deepening credit crisis and global financial market turmoil.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the metals markets, short futures positions in copper, aluminum, zinc, and nickel resulted in gains as prices declined due to rising inventories, weaker-than-expected U.S. and European economic data, and news that China's economy expanded at the slowest pace in five years, thereby fueling speculation that a slowing global economy may erode demand for base metals. Elsewhere, gains were experienced from short positions in silver and platinum futures as prices continued to trend lower due to a rise in the value of the U.S. dollar.

Within the energy sector, short futures positions in crude oil and its related products recorded gains as prices decreased after the International Energy Agency cut its forecast for global oil demand next year as the financial crisis threatens to slash energy usage. Meanwhile, short positions in natural gas futures resulted in gains as prices dropped due to rising domestic supplies and mild weather throughout the U.S., which eased demand for the heating fuel.

Within the agricultural markets, short futures positions in wheat and cotton experienced gains as prices declined amid rising inventories and growing concerns that slowing global economic growth may reduce demand for these commodities.

Smaller gains were recorded within the global interest rate sector from long positions in short-term U.S., European, and Australian fixed-income futures as prices increased after the U.S. Federal Reserve, European Central Bank, and Reserve Bank of Australia cut interest rates in an effort to alleviate the global credit crisis and spur economic growth.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

            [Data below represents a bar chart in the printed piece]

Morgan Stanley Spectrum Strategic L.P.

                    Month ended           YTD ended
                 October 31, 2008      October 31, 2008
                 ----------------      ----------------
Currencies              3.48                 0.1
Global Interest Rates   2.77                 2.6
Global Stock Indices    1.03                 0.97
Energies                0.45                -0.38
Metals                  0.02                -1.43
Agriculturals          -2.4                  4.81

      Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund recorded gains across the currency, global interest rate, global stock index, and energy sectors. A portion of these gains was offset by losses incurred in the agricultural markets. Trading results in the metals sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the currency sector, short positions in the South African rand, Turkish lira, and Australian dollar versus the U.S. dollar resulted in gains as the value of the U.S. dollar moved higher against most of its rivals in tandem with U.S. dollar-denominated treasuries amid a "flight-to-quality" due to the deepening credit crisis and global financial market turmoil.

Within the global interest rate sector, gains were experienced from long positions in European fixed-income futures as prices increased after the European Central Bank cut interest rates in an effort to alleviate the global credit crisis and spur economic growth.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global stock index sector, short positions in European and Pacific Rim equity index futures recorded gains as prices moved lower amid fears of additional bank failures and concerns that efforts by central banks and governments around the world to support the banking system may not prevent a global recession.

Additional gains were experienced within the energy sector from short futures positions in crude oil and its related products as prices decreased after the International Energy Agency cut its forecast for global oil demand next year as the financial crisis threatens to slash energy usage. Smaller gains were recorded from short positions in natural gas futures as prices dropped due to rising domestic supplies and mild weather throughout the U.S., which eased demand for the heating fuel.

Within the agricultural markets, long futures positions in sugar, cotton, cocoa, the soybean complex, and corn resulted in losses as prices declined amid rising inventories and growing concerns that slowing global economic growth may reduce demand for these commodities.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

            [Data below represents a bar chart in the printed piece]

Morgan Stanley Spectrum Technical L.P.

                    Month ended           YTD ended
                 October 31, 2008      October 31, 2008
                 ----------------      ----------------
Currencies              2.44                 2.91
Global Interest Rates   0.53                -1.71
Global Stock Indices    2.31                 6.62
Energies               -0.05                 4.13
Metals                  0.79                 0.72
Agriculturals           0.2                  1.68

      Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund recorded gains across the currency, global stock index, metals, global interest rate, and agricultural sectors. A portion of these gains was offset by losses incurred in the energy markets.

Within the currency sector, short positions in the British pound, euro, Australian dollar, and New Zealand dollar versus the U.S. dollar resulted in gains as the value of the U.S. dollar moved higher against most of its rivals in tandem with U.S. dollar-denominated treasuries amid a "flight-to-quality" due to the deepening credit crisis and global financial market turmoil.

Within the global stock index sector, short positions in U.S., European, and Pacific Rim equity index futures experienced gains as prices moved lower amid fears of additional bank failures and concerns that efforts by central banks and governments around the world to support the banking system may not prevent a global recession.

Within the metals markets, short futures positions in aluminum, copper, and zinc recorded gains as prices declined due to rising inventories, weaker-than-expected U.S. and European economic data, and news that China's economy expanded at the slowest pace in five years, thereby fueling speculation that a slowing global economy may erode demand for base metals.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Additional gains were experienced within the global interest rate sector from long positions in short-term U.S. and Australian fixed-income futures as prices increased after the U.S. Federal Reserve and Reserve Bank of Australia cut interest rates in an effort to alleviate the global credit crisis and spur economic growth.

Smaller gains were recorded within the agricultural markets from short futures positions in live cattle, lean hogs, and cotton as prices declined amid rising supplies and growing concerns that slowing global economic growth may reduce demand.

Within the energy sector, long futures positions in crude oil and its related products resulted in losses as prices decreased after the International Energy Agency cut its forecast for global oil demand next year as the financial crisis threatens to slash energy usage.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED OCTOBER 31, 2008 (UNAUDITED)

                                      MORGAN STANLEY                       MORGAN STANLEY
                                    SPECTRUM CURRENCY                 SPECTRUM GLOBAL BALANCED
                               -------------------------------     ------------------------------
                                                PERCENTAGE OF                      PERCENTAGE OF
                                               OCTOBER 1, 2008                    OCTOBER 1, 2008
                                                  BEGINNING                          BEGINNING
                                  AMOUNT       NET ASSET VALUE       AMOUNT       NET ASSET VALUE
                               ------------   ----------------     ----------   -----------------
                                      $              %                 $                %

INVESTMENT INCOME
   Interest income (Note 2)         36,747            .04              15,622             .06
                               -----------        -------          ----------          ------

EXPENSES
   Brokerage fees (Note 2)         344,753            .38             107,292             .38
   Management fees (Note 3)        149,893            .16              35,329             .12
   Incentive fee (Note 3)               --             --              88,261             .32
                               -----------        -------          ----------          ------
     Total Expenses                494,646            .54             230,882             .82
                               -----------        -------          ----------          ------
NET INVESTMENT LOSS               (457,899)          (.50)           (215,260)           (.76)
                               -----------        -------          ----------          ------

TRADING RESULTS
Trading profit (loss):
   Realized                       (125,533)          (.14)          2,497,392            8.92
   Net change in unrealized      9,519,105          10.58           1,291,193            4.61
                               -----------        -------        ------------          ------
     Total Trading Results       9,393,572          10.44           3,788,585           13.53
                               -----------        -------        ------------          ------
NET INCOME                       8,935,673           9.94           3,573,325           12.77
                               ===========        =======        ============          ======


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED OCTOBER 31, 2008 (UNAUDITED)

                                   MORGAN STANLEY                             MORGAN STANLEY
                                  SPECTRUM CURRENCY                      SPECTRUM GLOBAL BALANCED
                          ----------------------------------      --------------------------------------
                                                         PER                                       PER
                              UNITS         AMOUNT      UNIT            UNITS       AMOUNT         UNIT
                          --------------  ----------              -------------  -----------
                                              $           $                           $         $
Net Asset Value,
   October 1, 2008         8,914,526.825  89,935,694    10.09     1,918,263.660   27,989,140       14.59
Net Income                            --   8,935,673     1.00                --    3,573,325        1.86
Redemptions                 (387,695.656  (4,299,545)   11.09       (71,393.974   (1,174,431)      16.45
Subscriptions                 43,090.905      77,878    11.09         8,555.106      140,731       16.45
                          --------------  ----------              -------------  -----------
Net Asset Value,
   October 31, 2008        8,569,922.074  95,049,700    11.09     1,855,424.792   30,528,765       16.45
                          ==============  ==========              =============   ==========




The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED OCTOBER 31, 2008 (UNAUDITED)

                                    MORGAN STANLEY                    MORGAN STANLEY                MORGAN STANLEY
                                    SPECTRUM SELECT                 SPECTRUM STRATEGIC            SPECTRUM TECHNICAL
                              ---------------------------       ---------------------------   ----------------------------
                                           PERCENTAGE OF                      PERCENTAGE OF                 PERCENTAGE OF
                                          OCTOBER 1, 2008                    OCTOBER 1, 2008               OCTOBER 1, 2008
                                             BEGINNING                          BEGINNING                     BEGINNING
                                AMOUNT    NET ASSET VALUE          AMOUNT    NET ASSET VALUE    AMOUNT     NET ASSET VALUE
                              ----------  ---------------       ----------   ---------------  ------------ ---------------
                                   $             %                    $             %              $             %
INVESTMENT INCOME
   Interest income (Note 2)        238,432        .04               81,867        .04              216,439         .04
                              ------------      -----          -----------      -----         ------------       -----
EXPENSES
   Brokerage fees (Note 2)       2,732,467        .50            1,018,213        .50            2,552,009         .50
   Incentive fee (Note 3)        2,353,122        .43                  --          --                   --          --
   Management fees (Note 3)      1,050,685        .19              475,394        .23              957,768         .19
                              ------------      -----          -----------      -----         ------------       -----
     Total Expenses              6,136,274       1.12            1,493,607        .73            3,509,777         .69
                              ------------      -----          -----------      -----         ------------       -----
NET INVESTMENT LOSS             (5,897,842)     (1.08)          (1,411,740)      (.69)          (3,293,338)       (.65)
                              ------------      -----          -----------      -----         ------------       -----

TRADING RESULTS
Trading profit (loss):
   Realized                     41,817,447       7.65            4,214,739       2.07            8,863,494        1.74
   Net change in unrealized     27,554,137       5.04            6,251,765       3.07           23,262,355        4.56
                              ------------      -----          -----------      -----         ------------       -----
     Total Trading Results      69,371,584      12.69           10,466,504       5.14           32,125,849        6.30
                              ------------      -----          -----------      -----         ------------       -----
NET INCOME                      63,473,742      11.61            9,054,764       4.45           28,832,511        5.65
                              ============      =====          ===========      =====         ============       =====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED OCTOBER 31, 2008 (UNAUDITED)

                                MORGAN STANLEY                         MORGAN STANLEY                       MORGAN STANLEY
                                SPECTRUM SELECT                      SPECTRUM STRATEGIC                   SPECTRUM TECHNICAL
                     ------------------------------------    ----------------------------------  ----------------------------------
                                                    PER                                    PER                               PER
                          UNITS         AMOUNT      UNIT         UNITS         AMOUNT      UNIT      UNITS         AMOUNT    UNIT
                     --------------   -----------   -----    --------------  -----------  -----  --------------  ----------- ------
                                           $         $                               $      $                    $       $
Net Asset Value,
   October 1, 2008   15,579,838.960   546,493,379   35.08    11,882,076.596  203,642,600  17.14  25,067,565.267  510,401,719  20.36
Net Income                       --    63,473,742    4.07                --    9,054,764    .76              --   28,832,511   1.15
Redemptions            (459,996.385   (18,008,859)  39.15      (292,015.432   (5,227,076) 17.90    (772,124.661  (16,608,402) 21.51
Subscriptions           179,436.362     7,024,934   39.15       192,653.634    3,448,500  17.90     197,704.283    4,252,619  21.51
                     --------------   -----------            --------------  -----------         --------------  -----------
Net Asset Value,
   October 31, 2008  15,299,278.937   598,983,196   39.15    11,782,714.798  210,918,788  17.90  24,493,144.889  526,878,447  21.51
                     ==============   ===========            ==============  ===========         ==============  ===========



The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   On January 1, 2008, the portion of the Partnership's assets which are managed by Blenheim Capital Management, L.L.C. ("Blenheim") were initially invested as capital in Morgan Stanley Managed Futures BHM I, LLC ("BHM I, LLC"). BHM I, LLC was formed in order to permit commodity pools operated by Demeter Management Corporation ("Demeter") and managed by Blenheim to invest together in one trading vehicle and promote efficiency and economy in the trading process. Demeter is the trading manager of BHM I, LLC. The Partnership's allocation to Blenheim is effected by investing substantially all of the capital that is allocated to Blenheim in the Trading Company. There is no material change to the investors as a result of the investment in BHM I, LLC.

   The general partner of each Partnership is Demeter. The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). Spectrum Currency's sole commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during such month on 80% of the funds on deposit with the commodity brokers at each month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, the Partnerships may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.0% (a 6.0% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs. Effective December 1, 2008, the Partnerships will no longer offer units for purchase or exchange.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their Units among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges. Effective December 1, 2008, the Partnerships will no longer offer units for purchase or exchange.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIP, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
 C-View International Limited
 DKR Fusion Management L.P.
 FX Concepts Trading Advisor, Inc.
 John W. Henry & Company, Inc.
 Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
 Altis Partners (Jersey) Limited ("Altis")
 C-View International Limited ("C-View")
 SSARIS Advisors, LLC ("SSARIS")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Morgan Stanley Spectrum Select L.P.
 Altis Partners (Jersey) Limited
 EMC Capital Management, Inc. ("EMC")
 Graham Capital Management, L.P. ("Graham")
 Northfield Trading L.P. ("Northfield")
 Rabar Market Research, Inc. ("Rabar")
 Sunrise Capital Management, Inc. ("Sunrise")

Morgan Stanley Spectrum Strategic L.P.
 Blenheim Capital Management, L.L.C. ("Blenheim")
 Eclipse Capital Management, Inc. ("Eclipse")
 FX Concepts Trading Advisor, Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
 Aspect Capital Limited ("Aspect")
 Campbell & Company, Inc. ("Campbell")
 Chesapeake Capital Corporation ("Chesapeake")
 John W. Henry & Company, Inc. ("JWH")
 Rotella Capital Management Inc. ("Rotella")
 Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to SSARIS on the first day of each month (a 1.25% annual rate), 1/12 of 1.25% per month of Net Assets allocated to Altis on the first day of each month (a 1.25% annual rate), and 1/6 of 1% per month of Net Assets allocated to C-View on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/12 of 1.25% per month of Net Assets allocated to Altis on the first day of each month (a 1.25% annual rate), 1/6 of 1% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate).

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

   The management fee for Spectrum Strategic is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to Aspect, Chesapeake, JWH, Rotella, and Winton on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Campbell on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to SSARIS as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and C-View as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and Graham as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to each of Aspect, Campbell, JWH, Rotella, and Winton as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   For all trading advisors with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

                         Demeter Management Corporation
                         522 Fifth Avenue, 13th Floor
                         New York, NY 10036


Morgan Stanley

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